Exhibit (a)(5)(xii)

Tyson begins formal offer to buy shares of Hillshire Brands

We’re taking another important step toward completing our merger with The Hillshire Brands Company. Today we’re initiating a formal offer to buy all available shares of Hillshire Brands’ stock. It’s called a “cash tender offer” and it’s based on our previously announced merger agreement. For more details, take a look at the attached news release.

We will update you on the status of the merger process and the development for an integration team when we have more information.

Thanks,

Donnie Smith

President and CEO

Donnie Smith President and CEO

IMPORTANT INFORMATION FOR INVESTORS AND SECURITY HOLDERS

This communication is not an offer to buy or the solicitation of an offer to sell any securities. A solicitation and an offer to buy shares of Hillshire Brands common stock is being made pursuant to an offer to purchase and related materials that HMB Holdings, Inc., a wholly owned subsidiary of Tyson Foods, Inc., has filed with the U.S. Securities and Exchange Commission (the “SEC”). Hillshire Brands has also filed a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer. Investors and Stockholders are urged to read the Tender Offer Statement (including an offer to purchase, a related letter of transmittal and other offer documents) and the Solicitation/Recommendation Statement on Schedule 14D-9, as well as other documents filed with the SEC, because they contain important information. The Tender Offer Statement and Solicitation/Recommendation Statement on Schedule 14D-9 will be sent free of charge to Hillshire Brands stockholders and these and other materials filed with the SEC may also be obtained from Hillshire Brands upon written request to the Investor Relations Department, 400 South Jefferson Street, Chicago, Illinois 60607, telephone number (312) 614-8100 or from Hillshire Brands’ website, http://investors.hillshirebrands.com. In addition, all of these materials (and all other documents filed with the SEC) will be available at no charge from the SEC through its website at www.sec.gov, or by directing requests for such materials to MacKenzie Partners, Inc., the Information Agent for the offer, at (800) 322-2885 (please call (212) 929-5500 (collect) if you are located outside the U.S.).